Exhibit 99.1

JAMES W. OWENS ELECTED TO IBM BOARD OF DIRECTORS

ARMONK, N.Y., January 31, 2006 . . . The IBM board of directors today elected James W. Owens, chairman and chief executive officer of Caterpillar Inc., to the board effective March 1, 2006.

Samuel J. Palmisano, IBM chairman and chief executive officer, said:  “Jim is an outstanding executive, leading a premier global manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines.  With his significant corporate experience and financial expertise, Jim will make a substantial contribution to the IBM board of directors.  We are delighted he is joining us.”

Mr. Owens joined Caterpillar in 1972 as a corporate economist and subsequently held various management positions, including chief financial officer.  In 1995 he was named group president, and in 2003 he became vice chairman.  Mr. Owens assumed his current position in 2004.

Mr. Owens, 60, holds a doctorate in economics from North Carolina State University.  He is a director of Alcoa Inc., and he also serves on the board of the Institute of International Economics and is a member of the Manufacturing Council, both in Washington, D.C.

When Mr. Owens joins the IBM board on March 1, 2006, the board will have a total of 14 members.

Contact:	IBM
Edward Barbini, 914-499-6565
barbini@us.ibm.com